Exhibit 4.7

NOVARTIS CAPITAL CORPORATION

Officer’s Certificate

I, Uwe Boesl, being President and Treasurer of Novartis Capital Corporation (the Company), a Delaware corporation, pursuant to the resolutions duly adopted by the Board of Directors of the Company on January 30, 2020, hereby determine as follows that:

1.                                 The initial issuances of the series of guaranteed debt securities entitled 1.750% Notes due 2025 (the 2025 Notes), the 2.000% Notes due 2027 (the 2027 Notes), the 2.200% Notes due 2030 (the 2030 Notes) and the 2.750% Notes due 2050 (the 2050 Notes and, together with the 2025 Notes, the 2027 Notes and the 2030 Notes, the Notes) established under the Indenture, dated as of February 10, 2009, among the Company, Novartis Finance S.A. and Novartis Securities Investment Ltd., as issuers, Novartis AG, as guarantor (the Guarantor) and HSBC Bank USA, National Association, as Trustee (the Indenture; capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Indenture), which may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.7, 2.8 or 2.9 of the Indenture) represent $1,000,000,000 aggregate principal amount of the 2025 Notes, $1,250,000,000 aggregate principal amount of the 2027 Notes, $1,500,000,000 aggregate principal amount of the 2030 Notes and $1,250,000,000 aggregate principal amount of the 2050 Notes.

2.                                 The Company may, from time to time, without the consent of the Holders of the Notes, increase the principal amount of the Notes by issuing additional Notes in the future with the same terms and conditions as the Notes in all respects, except for any differences in the issue date, issue price and first payment of interest thereon, and with the same CUSIP number as the Notes. The Notes and any additional Notes shall rank equally and ratably and shall be treated as a single series for all purposes under the Indenture. The Company will not issue any additional Notes unless such additional Notes are fungible with the Notes for U.S. federal income tax purposes.

3.                                 The principal amount of each of the Notes is payable on February 14, 2025, February 14, 2027, August 14, 2030 or August 14, 2050 (as relevant) (unless the Notes are redeemed before that date, in which case principal will be payable on the date fixed for redemption).

4.                                 The interest payment dates (the Interest Payment Dates) on which interest on the Notes shall be payable are February 14 and August 14 of each year, commencing on August 14, 2020.

5.                                 The 2025 Notes will bear interest at a rate of 1.750% per annum, the 2027 Notes will bear interest at a rate of 2.000% per annum, the 2030 Notes will bear interest at a rate of 2.200% per annum and the 2050 Notes will bear interest at a rate of 2.750% per annum.

6.                                 The date from which interest shall accrue for each Note is February 14, 2020

(or the most recent Interest Payment Date on which interest has been paid or duly provided for).

7.                                 The Record Date for interest payable on the Notes shall be January 30 and July 30, as the case may be, next preceding the Interest Payment Date.

8.                                 Prior to January 14, 2025 (the date that is one month prior to the scheduled maturity date for the 2025 Notes) (the 2025 par call date) in the case of the 2025 Notes, December 14, 2026 (the date that is two months prior to the scheduled maturity date for the 2027 Notes) (the 2027 par call date) in the case of the 2027 Notes, May 14, 2030 (the date that is three months prior to the scheduled maturity date for the 2030 Notes) (the 2030 par call date) in the case of the 2030 Notes and February 14, 2050 (the date that is six months prior to the scheduled maturity date for the 2050 Notes) (the 2050 par call date and, together with the 2025 par call date, the 2027 par call date and the 2030 par call date, the par call dates and each a par call date) in the case of the 2050 Notes, the Company may redeem the Notes, in each case in whole or in part, at its option at any time and from time to time at a redemption price equal to the greater of (i) 100% of the Principal of the Notes to be redeemed on the relevant redemption date; and (ii) as determined by the Quotation Agent (as defined in the forms of the Notes attached hereto as Annex A), the sum of the present values of the Remaining Scheduled Payments (as defined in the forms of the Notes attached hereto as Annex A), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the forms of the Notes attached hereto as Annex A), plus 0.10% in the case of the 2025 Notes, 0.10% in the case of the 2027 Notes, 0.10% in the case of the 2030 Notes and 0.15% in the case of the 2050 Notes, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.  On or after the applicable par call date, the Company may redeem the 2025 Notes, the 2027 Notes, the 2030 Notes or the 2050 Notes, in each case in whole or in part, at its option at any time and from time to time at a redemption price equal to 100% of the Principal of the 2025 Notes, the 2027 Notes, the 2030 Notes or the 2050 Notes to be redeemed on the relevant redemption date, plus, in each case, accrued and unpaid interest thereon to, plus excluding, the date of redemption. Notice of any such redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed. Notice of redemption will be published in a daily newspaper of general circulation in the United States, and the Company will give notice of any such redemption to any exchange on which the Notes are listed. On and after any redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption. On or before the redemption date, we will deposit with a Paying Agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date.  If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot by DTC, in the case of Notes represented by a global security, or by the Trustee by such method as the Trustee deems to be fair and appropriate, in the case of Notes that are not represented by a global security.

9.                                 In the event of changes in withholding taxes applicable to payments of interest on the Notes in Switzerland or any other Relevant Taxing Jurisdiction (excluding, for the purposes of this section, the United States), the Company may redeem the notes in whole (but not in part) as set forth in the forms of the Notes attached hereto as Annex A.

10.                          There is no obligation of the Company to redeem or purchase Notes pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof.

11.                          The Notes are issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

12.                          Additional Amounts are payable by the Company or the Guarantor, as applicable, as set forth in Section 4.5 of the Indenture, except that no Additional Amounts will be payable with respect to Taxes for or on account of any withholding or deduction imposed under the U.S. Internal Revenue Code of 1986, as amended, any U.S. Treasury Regulations or other guidance issued or agreements entered into thereunder, any official written interpretations thereof or any law implementing an intergovernmental approach thereto.

13.                          The Notes are issued in registered form only. Individual certificates in respect of the Notes will not be issued except in very limited circumstances.

14.                          Instead of the Events of Default set forth in Section 7.1 of the Indenture, an Event of Default with respect to the Notes will mean only any one of the events set forth in the forms of the Notes attached hereto as Annex A.

15.                          The Notes will be guaranteed as set forth in the forms of Notes attached hereto as Annex A.

16.                          The applicable CUSIP number for the Notes is 66989H AP3 for the 2025 Notes, 66989H AQ1 for the 2027 Notes, 66989H AR9 for the 2030 Notes and 66989H AS7 for the 2050 Notes.

17.                          The form and terms of the Terms Agreement (including the Underwriting Agreement included as Annex A therein), dated February 11, 2020 among the Company, the Guarantor, and Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Morgan Stanley & Co. LLC and MUFG Securities Americas Inc., as representatives of the several underwriters named therein (the “Terms Agreement”), which is attached hereto as Annex B, is hereby approved.

18.                          The Notes are being sold to the underwriters at the price and upon the terms set forth in the Terms Agreement.

19.                          The Notes and the guarantees shall be in the form attached hereto as Annex A.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, I have hereunto signed my name.

Dated: February 14, 2020

NOVARTIS CAPITAL CORPORATION

By:	/s/ UWE BOESL
Name:	Uwe Boesl
Title:	Director, President and Treasurer

Novartis Capital Corporation Officer’s Certificate

ANNEX A

Forms of Notes

Incorporated by reference to Exhibits 4.3, 4.4, 4.5 and 4.6 to this Post-Effective Amendment No. 1 to Form F-3 (file nos. 333-236162 and 333-236162-01) filed with the SEC on February 14, 2020.

ANNEX B

Terms Agreement

Incorporated by reference to Exhibit 1.1 to Form F-3 (file nos. 333-236162 and 333-236162-01) filed with the SEC on January 30, 2020.